VARIABLE INSURANCE PRODUCTS FUNDS,
FIDELITY DISTRIBUTORS CORPORATION
and
TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

Schedule A
Separate Accounts and Associated Contracts
Revised May 1, 2014

Accounts	Products
TFLIC Series Life Account	TFLIC Financial Freedom Builder TFLIC Freedom Elite Builder TFLIC Freedom Wealth Protector TFLIC Freedom Elite Builder II TFLIC Transamerica Journey
Separate Account VA BNY
Transamerica LandmarkSM NY Variable Annuity
Transamerica LibertySM NY Variable Annuity
Transamerica AxiomSM NY Variable Annuity
Transamerica Advisor EliteSM Variable Annuity (NY)
Transamerica Variable Annuity Series
Partners Variable Annuity Series
Transamerica AxiomSM II
Transamerica Advisor EliteSM II
Transamerica Variable Annuity O-Share

TFLIC Series Annuity Account	TFLIC Freedom PremierSM
TR-Fidelity VIP II Contrafund® Portfolio	TA-AP-2001-CONT
TFLIC Separate Account VNY	Advisor’s Edge® NY Variable Annuity
TFLIC Separate Account C	MarqueeSM Variable Annuity